Exhibit 99.1
Sonic Automotive, Inc. Announces Redemption of Outstanding 6.0% Senior Secured Convertible Notes
CHARLOTTE, N.C. — October 29, 2009 — Sonic Automotive, Inc. (NYSE: SAH), the nation’s third-largest automotive retailer, today reported that it has successfully completed a redemption of all of its outstanding 6.0% Senior Secured Convertible Notes which were due in 2012 using proceeds from its recently completed public offerings of shares of Class A common stock and 5.0% Convertible Senior Notes.
Scott Smith, Sonic’s President, stated, “This latest step in the restructuring of our balance sheet removes an extremely dilutive security from our capital structure. We are very pleased that, even in the midst of a severe economic downturn, the strength and flexibility of our business model has allowed us to successfully address our near-term debt obligations. Through a combination of internally generated cash and proceeds from our recent offerings, we have reduced our outstanding debt by over $150 million since the end of 2008. We appreciate the support and confidence demonstrated by our bondholders and shareholders as we completed these recent transactions. With our next significant bond maturity not occurring until late 2013, we believe we have a clear road ahead of us for the successful refinancing of our syndicated credit facility, which we expect to have complete by the end of this calendar year. In the meantime, our operations team is clearly focused on continuing the rollout of our operational playbooks to set the stage for even greater successes in 2010.”
About Sonic Automotive
Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is the nation’s third-largest automotive retailer, operating 153 franchises. Sonic can be reached on the web at www.sonicautomotive.com.
Included herein are forward-looking statements, including statements with respect to anticipated future debt refinancing and anticipated future operational improvement. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s current report on Form 8-K furnished on August 21, 2009. The Company does not undertake any obligation to update forward-looking information.